                            ASSET PURCHASE AGREEMENT


This asset purchase agreement, including all appended exhibits and schedules, (collectively the "Agreement") is made between:

JELD-WEN, INC., an Oregon corporation("BUYER");

NORCO WINDOWS, INC., a Wisconsin Corporation("SELLER");

AND

T J INTERNATIONAL, INC., a Delaware Corporation("SURETY");

WHEREAS Seller is the owner of all the assets of the business operations of Norco Windows, Inc.;

WHEREAS, Buyer is desirous of buying from Seller and Seller is desirous of selling to Buyer certain assets of its Norco operations upon the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement;

WHEREAS, Surety is the owner of all of the shares of Seller and will thereby benefit from the consideration given by Buyer in this Agreement and agrees to act as surety for all of Seller's obligations herein;

THEREFORE, Buyer and Seller (the "Parties") and the Surety agree as follows:


                                    ARTICLE 1
                                  DEFINED TERMS

1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

       "ACCOUNTS RECEIVABLE" means all accounts receivable, whether designated as an account or a note reflected on the Section 4.3 audit, and being such accounts existing at the Effective Time.

       "ACQUIRED ASSETS" means all of the assets of Seller which exist at the Effective Time, whether located at or pertaining to the operations of Seller (the "Operations"), or otherwise owned or used by Seller, free and clear of any and all encumbrances,


                                     Page 1

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including (without limitation) Accounts Receivable, investments, prepaid expenses, Inventory, all personal and real property, including but not limited to, land, land improvements, buildings, building improvements, fixtures, machinery, equipment, rolling stock, supplies, spare parts, contract rights (including, but not limited to, Seller's rights under any current or past insurance policies), and all other tangible and intangible assets (including without limitation the name "NORCO Windows") also including without limitation the assets specifically listed on the depreciation schedule dated December 31, 1995 (which has been previously delivered to Buyer), wherever located, owned or used by Seller or necessary for the conduct of Seller's business; PROVIDED, HOWEVER, nothing herein shall include the Excluded Assets.

       In addition, the Acquired Assets shall include ownership of any and all patents related to Seller or its Operations and any and all trademarks used in the Operations.

       "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the agreement to be executed by Seller and Buyer at the Closing in the form of attached Exhibit A covering transfer of Seller's interest in all contracts included in the Acquired Assets or otherwise specified in this Agreement, including without limitation the sales orders, purchase orders, and quotes assumed by Buyer pursuant to Section 5.2.

       "BILL OF SALE" means the instrument to be executed by Seller and delivered to Buyer at the Closing in the form of attached Exhibit B.

       "BOOK VALUE" shall mean the audited book value of the Acquired Assets, determined jointly by Seller and Buyer and/or their authorized representatives pursuant to Section 4.3 herein, prepared in accordance with generally accepted accounting principles applied on a basis consistent with those currently in use by Seller.

       "CLOSING" has the meaning specified in Article 3 hereof.

       "CLOSING DATE" has the meaning specified in Article 3 hereof.

       "CLOSING DATE BALANCE SHEET" means the audited balance sheet described in
Section 4.3 herein.

       "CONFIDENTIAL INFORMATION" means all information of any kind concerning a party to this Agreement or their properties or business obtained, directly or indirectly, from any such party, or any of their respective employees, agents, accountants, legal counsel or other representatives, except information which constitutes readily ascertainable public information.

       "CONTRACTS" means Seller's interest in the contracts of Seller that Buyer specifically agrees to assume pursuant to Article 5 herein.

       "DISCLOSURE DOCUMENTS" means the schedules and exhibits included with this Agreement, or any other document or instrument delivered by Seller to Buyer as required specifically by this Agreement.

       "EFFECTIVE TIME" has the meaning specified in Article 3 hereof.

       "ENVIRONMENTAL HAZARD" means: (i) any hazardous, toxic, radioactive, infectious or dangerous substance, material or waste as regulated, defined or listed under any Environmental Law applicable to the Operations, or (ii) any material containing more than one percent by weight of asbestos.


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       "ENVIRONMENTAL LAW" means any federal, state or local rule, regulation, ordinance, statute, order, license, permit, judgment or award relating to pollution of the ambient environment, environmental protection or pollution control including without limitation, matters relating to air, water or soil quality, or the control, handling, storage, release or disposal of hazardous substances, toxic chemicals, herbicides, or pesticides pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act or any similar federal, state or local statutes or regulations.

       "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

       "ERISA PLANS" means all employee benefit plans of Seller as defined in section 3 of ERISA, in which any of Seller's employees have participated as the result of their employment by Seller. The ERISA Plans are listed on Schedule
7.17 attached hereto.

       "EXCLUDED ASSETS" means: a) cash and cash equivalents; b) any prepaid expenses that have no tangible benefit to JELD-WEN following the Closing contemplated by this Agreement, c) Goodwill; d) a note receivable due from Shasta Cascade for $104,323; and e) any capitalized fees relating to the Industrial Revenue Bond transaction for the Twin Falls site.

       "INVENTORIES" means all of the inventories of merchandise and stock in trade of Seller existing as of the Effective Time, including, without limitation, raw materials, work in process, and finished goods, whether located at the Operations, in transit or elsewhere.

       "KEY MANAGEMENT EMPLOYEES" means the individuals listed on Schedule
1.1(c).

       "KNOWLEDGE" shall, as to any Person, refer to all facts of which such Person shall have notice or actual knowledge.

       "PERSON" shall mean an individual, partnership, joint venture, corporation, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

       "PURCHASE PRICE" has the meaning specified in Section 4.1 hereof.

       "REAL PROPERTY" means the real property located at Twin Falls, Idaho, Hawkins, Wisconsin and Marenisco, Michigan as described in the Real Estate Purchase Terms attached as Exhibit C.



                                    ARTICLE 2
                      AGREEMENT TO SELL AND PURCHASE ASSETS


2.1 AGREEMENT TO SELL AND PURCHASE ASSETS. Subject to the terms and conditions and in reliance upon the representations and warranties contained in this Agreement, Seller shall sell, transfer and assign to Buyer and Buyer shall acquire from Seller the Acquired Assets free and clear of any and all encumbrances, except those which Buyer has specifically agreed to assume pursuant to the provisions of Section 5.2 hereof.


                                     Page 3

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                                    ARTICLE 3
                                     CLOSING


3.1 CLOSING PLACE, TIME AND DATE. The sale and purchase of the Acquired Assets as contemplated by this Agreement (the "Closing") shall take place at Seller's Boise, Idaho offices at 1:00 p.m. (local time) on July 1, 1996 (or such other place, date and time as shall be agreed upon by Buyer and Seller). The date of the Closing is referred to in this Agreement as the "Closing Date".

3.2 EFFECTIVE TIME. When completed, the Closing shall be effective as of 12:01 a.m. (local time) on July 1, 1996 (the "Effective Time").

ARTICLE 4
PURCHASE PRICE AND PAYMENT


4.1    PRICE.  Subject to the adjustment provisions provided in Section 4.2 and
4.3 below, the purchase price for the Acquired Assets shall be Twenty-Nine Million Five Hundred Thousand and no/100ths Dollars ($29,500,000.00) (the "Purchase Price"), payable at Closing as follows:

       a. Twenty-Four Million, Five Hundred Thousand and no/100ths Dollars ($24,500,000.00) shall be payable in immediately available funds of the United States by wire transfer at the Closing to an account identified in writing by Seller.

       b. Five Million and No/100ths Dollars ($5,000,000.00) (the "Escrowed Funds") shall be placed into an escrow account by wire transfer as provided in
Section 4.5 hereof.

4.2    PURCHASE PRICE ALLOCATION.  Subject to the adjustment contemplated in
Section 4.3, the Purchase Price shall be allocated among the Acquired Assets as follows:


       Current Assets                                  $19,200,000.00
       Fixed Assets and other assets                    10,300,000.00
                                                       --------------
                                                       $29,500,000.00
                                                       --------------
                                                       --------------

       If and to the extent there is any adjustment to the Purchase Price in accordance with Section 4.3, the amount allocated to Acquired Assets shall be correspondingly adjusted upward or downward.

       The Parties agree to act in accordance with the foregoing allocations in any relevant tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code, the Treasury regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

       Notwithstanding the provisions of this Section 4.2, in the event that the Internal Revenue Service, or any court of competent jurisdiction, shall not honor the allocation of the Purchase Price as agreed hereto by the Parties and as filed thereby on Form 1060, the Parties may be required to reallocate the Purchase Price between the Acquired Assets, however, the total Purchase Price shall not be adjusted.


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4.3    ASSET AUDIT ADJUSTMENTS.

       a. AUDIT. Seller and Buyer and/or their authorized representatives shall jointly conduct an asset audit of Seller, to determine the Book Value of the Acquired Assets of the Seller as of the Effective Time. The audit shall be completed as soon as practicable, but in any event within forty-five (45) days after the Effective Time in accordance with generally accepted accounting principles applied on a basis consistent with those currently in use at Seller's business, SAVE and EXCEPT certain goods such as staples, glue, other maintenance supplies, office supplies, etc., which are generally expensed by Seller shall be valued at zero.

              In addition to all other calculations and adjustments which have been made to arrive at the Book Value of the Acquired Assets, the amount indicated in the fixed asset and other asset category shall be further lowered by $300,000 before arriving at the Book Value of the Acquired Assets.

       b. INVENTORY. All Inventories, regardless of quality and condition, shall be purchased by Buyer. The Parties acknowledge that, for the purposes of the Closing Date Balance Sheet, the Inventory value shall be shall be discounted (including full write-offs if required under GAAP) for any Damaged, Obsolete, Slow Moving or returned Inventory. All Inventory shall be valued at the lower of its cost or its net realizable value.

              "Damaged" Inventory is Inventory that, in the reasonable judgment of the Parties is not usable or saleable at full wholesale or retail price because of physical deterioration or damage.

              "Obsolete" Inventory is Inventory that, in the reasonable judgment of the Parties or their authorized representatives, is not usable or saleable at its full normal value, because of its relation to discontinued product lines, legal restrictions, failure to meet specification imposed by any contract, loss of market or for any other cause. If Buyer acquires Obsolete Inventory which is valued at zero under this Agreement and later uses it in resolving a Warranty Claim, Buyer shall value the cost of such Obsolete Inventory at zero when computing the Costs of such Claim.

              "Slow Moving" Inventory is defined as Inventory that is in excess of one year's supply.

              In addition, the total Inventory value shall be discounted by five percent (5%) in order to finalize the Inventory value for the audit described hereinabove.

       c. DISPUTES. In the event that Buyer and Seller are unable to agree upon the final audit numbers, then each issue in dispute shall promptly be referred to the Boise, Idaho offices of Coopers & Lybrand, certified public accountants, whose decision shall be final and binding on both Seller and Buyer. The fees and expenses of Coopers & Lybrand shall be shared equally by Seller and Buyer. Coopers & Lybrand shall have access to all work papers of both parties reasonably necessary to review and resolve questions regarding the issues in dispute. Coopers & Lybrand shall complete its review of the matter or matters submitted to it and render its written determination to the parties within 30 days of the date within which the issue or issues are presented to Coopers & Lybrand by the parties hereto.

       d. PURCHASE PRICE ADJUSTMENT. To the extent that the audited Book Value of the Acquired Assets is less than Thirty-Three Million Nine Hundred Thousand and no/100ths Dollars ($33,900,000.00), then the Purchase Price for the Acquired Assets described in Section 4.1 above shall be reduced, dollar for dollar, to the extent of such variance.


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              If the audited Book Value of the Acquired Assets is greater than
Thirty-Three Million Nine Hundred Thousand and no/100ths Dollars
($33,900,000.00), then the Purchase Price for the Acquired Assets described in
Section 4.1 above shall be increased, dollar for dollar, to the extent of such variance.

              In the event such adjustments are not made at Closing, the entire dollar amount of such adjustments shall be paid in cash within five (5) days following the completion by Buyer and Seller of the final mutually agreed upon audit numbers or upon receipt of Coopers & Lybrand's determination of the audit numbers upon which such adjustment is based, together with interest on the amount of such adjustment at the rate of eight percent (8%) per annum from the date of Closing to the date of payment.

4.4 GUARANTEE OF ACCOUNTS RECEIVABLE. For a period of 150 days following the Effective Date, Buyer shall use reasonable business efforts, consistent with its own credit and collection policies, to collect the Accounts Receivable.

       During such 150-day period, Buyer shall provide to Seller's representatives reasonable access during normal business hours to Buyer's records to determine and verify the posting of payments and cash receipts with respect to the Accounts Receivable.

       To the extent that any Accounts Receivable remain Uncollected at the end of such 150-day period, Seller shall pay to Buyer, in cash immediately upon Buyer's request, the amount of the Uncollected Accounts Receivable less the amount of the bad debt reserve reflected on the Closing Date Balance Sheet, together with interest on the amount calculated herein at the rate of eight (8%) per annum from the Closing Date to the date of payment.

       If the amount of the bad debt reserve reflected on the Closing Date Balance Sheet is greater than the Uncollected Accounts Receivable, then there is no obligation by either Buyer or the Seller under this Section 4.4.

       All payments made to Buyer on the Uncollected Accounts Receivable shall be remitted to the Seller until the total amount remitted to the Seller equals any payment made to Buyer from Seller pursuant to this Section 4.4. Any amounts received on the Uncollected Accounts Receivable in excess of any payment made to Buyer pursuant to this Section 4.4 shall remain the property of Buyer.

       The term "Collected" as it relates to the Accounts Receivable guarantee shall mean the extent to which outstanding Accounts Receivable have been paid to Buyer in cash or other good funds or any deposits previously paid by Seller to Buyer. The term "Collected" shall specifically exclude any credits taken by the customer for prompt pay discounts, credits for defective or damaged goods, goods not received or other related credit items. The term "Uncollected" shall mean not Collected.

4.5    ESCROWED FUNDS.  The Parties agree that the Escrowed Funds described in
Section 4.1 shall be held in escrow by the main branch of U.S. Bank in Boise, Idaho (the "Escrow Agent") to be used for the purpose of making post-closing adjustments, and to satisfy Seller's indemnification obligations pursuant to
Article 14 hereof. The escrow arrangement shall be evidenced by an Escrow Agreement in the form of Exhibit D, which is attached hereto and shall be governed by the following terms:

       a. ESCROW FUNDS RELEASE. The Escrowed Funds shall be released to Seller as follows:

              i. After any adjustments required by Sections 4.3 and 4.4 hereinabove, the Escrowed Funds shall be reduced or increased as the case may be to Two Million, Five Hundred Thousand and no/100ths Dollars ($2,500,000.00). If more than $2,500,000 exists in the Escrowed Funds at such time, the difference shall be paid to Seller. If less than $2,500,000 exists in the Escrowed Funds at such time the difference shall be paid into the Escrowed Funds by Seller.


                                     Page 6

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              ii.    During the term of the Escrow Agreement, the Escrowed Funds will be disbursed to Seller on the dates and in the amounts as follows, subject to and reduced by the sum of (x) any amounts disbursed to Buyer pursuant to the terms of the Escrow Agreement during any payment period and (y) the amount of any outstanding Escrow Claims (as defined below) submitted by Buyer prior to each of the following dates (each of the following, an "Escrow Release Date"):

                     a)     Twelve (12) months from the Closing Date, $700,000;

                     b) Twenty-four (24) months from the Closing Date, $550,000; and

                     c) On July 1, 1999, any remaining Escrowed Funds existing, including any interest and or dividends earned thereon, shall be paid to Seller.

              iii. Nothing contained in this Section shall limit Seller from fulfilling any and all obligations to Buyer under this Agreement whether such obligations can be paid in full out of the Escrowed Funds or not.

       b. INVESTMENT OF ESCROWED FUNDS. The Escrow Agent may invest the Escrowed Funds in United States Treasury Bills, interest bearing certificate of deposits, interest bearing savings accounts, or money market accounts of a banking institution with in excess of $100 million in shareholders' equity as set forth in its most recent audited financial statement; provided, however, that the Escrowed Funds shall be sufficiently liquid to pay any post-Closing adjustments under this Agreement. All interest earned on the Escrowed Funds shall accrue to the benefit of Seller.

       c. CLAIMS. Buyer shall be entitled to be paid from Escrowed Funds for claims under Sections 4.3, 4.4 and Article 14. To make a claim against the Escrowed Funds (an "Escrow Claim"), Buyer must give written notice to both the Escrow Agent and Seller. The notice shall specify an estimated amount for the Escrow Claim, the nature of the claim and the relevant facts supporting the claim. If there are any Escrow Claims outstanding at the time of an Escrow Release Date, the Escrow Agent shall withhold an amount equal to the amount of Buyer's estimated value of the Escrow Claim from payment of the Escrowed Funds otherwise due Seller on such date.

       d. PAYMENT. After receipt of notice of an Escrow Claim the Escrow Agent shall pay Buyer an amount equal to Buyer's estimated value of the Escrow Claim unless Seller has objected by notifying the Escrow Agent and Buyer of its objection in writing within 10 business days of the date it received written notice of the Escrow Claim.

       e. OBJECTION. In the event Seller timely objects to an Escrow Claim, the Parties shall make a good faith attempt to promptly reach agreement on the proper amount of the claim. If the Parties reach agreement, they shall so notify the Escrow Agent.

              If the Parties fail to reach agreement within 15 business days, the matter shall be submitted by the Parties to binding arbitration pursuant to
Section 17.10. The arbitrator shall notify the Parties and the Escrow Agent of its decision and the Escrow Agent shall act in accordance with such decision.

       f. REMEDIES. The escrow procedure outlined in this Section shall in no way limit Buyer from exercising any other remedies it may have under this Agreement or at law or equity, including, but not limited to the right of Buyer to claim as damages against Seller an amount greater than the amount of money held in escrow.


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                                    ARTICLE 5
                                   LIABILITIES


5.1 LIABILITIES NOT ASSUMED. As part of its purchase of the Acquired Assets, Buyer shall assume NO liabilities of Seller as of the date of this Agreement or which arise after this Agreement except those that Buyer expressly, in writing, agrees to take or assume (the "Assumed Liabilities").

5.2 LIABILITIES ASSUMED. Buyer expressly agrees to assume the following liabilities of Seller:

       a. PURCHASE CONTRACTS. Buyer agrees to assume Seller's obligations under any purchase contracts made prior to the Closing for inventory or other goods in transit, provided that such contracts are reasonable on the basis of quality, quantity, price, brand, dimensions and other terms, and incurred in the ordinary course of business by Seller and such inventory or goods in transit are not included in the Closing Date Balance Sheet. Such contracts are described in the attached Schedule 5.2 (a).

       b. SALE CONTRACTS. Buyer agrees to assume Seller's obligations under sales contracts arising from:

              i. sales orders accepted by Seller from the customers of Seller prior to the Closing, and

              ii. quotes made to customers by Seller prior to the Closing which are accepted after Closing;

              where payment has not yet been received by Seller provided: 1) that the terms of the contracts were incurred by Seller in the ordinary course of business on commercially reasonable terms (including without limitation adequate credit protection), which terms shall be specified to Buyer in the attached Schedule 5.2 (b) and 2) that Seller has assigned all corresponding rights under such contracts to Buyer either herein or in another document.

              If a payment or deposit has been received by Seller for a contract it wishes Buyer to assume hereunder, Seller shall pay Buyer, in cash at Closing, the full amount of such payment or deposit. Any such payment or deposit so paid to Buyer shall be excluded from Seller's Accounts Receivable detail.

       c. OTHER CONTRACTS. Buyer agrees to assume Seller's obligations under the other contracts specifically reflected on the Assignment and Assumption Agreement in Exhibit A and specifically described on the attached
Schedule 5.2 (c).

              Buyer also agrees to enter a mutually agreeable month to month sublease agreement with Seller prior to Closing for the Sacramento sales office.

       d. PERFORMANCE OF ASSUMED LIABILITIES. If Seller suffers any liabilities or damages relating to Buyer's nonperformance of any liabilities assumed under this Agreement, Buyer agrees to indemnify Seller for such liabilities and damages, but only to the extent such liabilities and damages were caused by Buyer's negligence, Buyer's breach of contract or under any other valid legal theory which would impose liability on Buyer. Seller shall remain liable and indemnify Buyer to the extent such liabilities and damages were caused by Seller's negligence, Seller's breach of contract or any other valid legal theory which would impose liability on Seller.

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                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER


6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

6.1 ORGANIZATION, STANDING AND AUTHORITY. Buyer is a corporation, duly organized and validly existing in good standing under the laws of the state of Oregon, and possesses all requisite corporate power and authority to enter into and perform this Agreement.

6.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is a valid, binding and enforceable obligation of Buyer except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting or limiting the rights of creditors generally.

6.3 COMPLIANCE WITH LAWS. To the best of Buyer's knowledge, Buyer is in substantial compliance with all applicable laws, rules and regulations affecting or relating to the properties or the business of Buyer which could affect Buyer's ability to perform under this Agreement.

6.4 LITIGATION. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer which materially adversely affect or might materially adversely affect the validity of or Buyer's ability to consummate the transactions described in this Agreement.

6.5 NOTICES AND CONSENTS. Except for filings and approvals which may be required by the Hart Scott Rodino Act, no notice or consent of any party or governmental authority is required in connection with the execution, delivery and performance of this Agreement by Buyer, other than notices which have been given and consents which have been obtained prior to the execution of this Agreement.

6.6 COMPLIANCE WITH INSTRUMENTS. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with or result in a breach of or a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any of the terms, conditions or provisions of any indenture, contract, agreement, license, lease or other instrument or obligation to which Buyer is a party or by which it is bound or which affects the business or any property of Buyer or violates any order, writ, injunction or decree applicable to Buyer or conflicts with or results in a default under any provisions of the Articles of Incorporation or Bylaws of Buyer.

6.7 NO FINDERS' FEES. Neither Buyer nor any Person acting on Buyer's behalf has employed any broker or finder or incurred any liability for any brokerage fees or commissions or any finder's fees in connection with the negotiations relative to this Agreement or the consummation of the transactions contemplated hereby.



                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER


7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents to Buyer as follows:

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7.1    STANDING AND AUTHORITY OF SELLER.  Seller is a corporation duly organized and validly existing in good standing under the laws of the state of Wisconsin and possesses all requisite corporate power and authority to enter into and perform this Agreement.

7.2 AUTHORIZATION BY SELLER. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller and this Agreement is a valid, binding and enforceable obligation of Seller except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting or limiting the rights of creditors generally.

7.3    COMPLIANCE WITH LAWS.  To the Knowledge of Seller, except as set forth in
Schedule 7.3, Seller is in material compliance with all laws, rules and regulations affecting or relating to the Acquired Assets, the Operations or Seller.

7.4 GOVERNMENTAL AND OTHER CONSENTS. Except for any filings and approvals required by the Hart Scott Rodino Act or as set forth in Schedule 7.4 hereto or those already acquired by the Seller or which will be acquired by Seller on or prior to Closing, no certificates, permits, licenses, authorization, consent or approval of, or registration, qualification or filing with, any governmental authority or other Person (including but not limited to N.P.D.E.S. permits, storm water discharge permits, and air discharge permits) are required in connection with the execution, delivery and performance of this Agreement by Seller or for the lawful conduct and use, occupation and operation of the Acquired Assets, consistent with the present conduct and use, occupation and operation of the Acquired Assets by Seller.

7.5 LITIGATION. Schedule 7.5 hereto describes all actions, suits, proceedings or governmental investigations pending or, to the Knowledge of Seller, threatened against Seller which materially adversely affect or might materially adversely affect any the Acquired Assets or the business or financial condition of Seller or Seller's ability to consummate this Agreement. Except as set forth in Schedule 7.5, there are no orders, judgments, decrees of any court or government agency or authority entered, pending or to the Knowledge of Seller, threatened against Seller or affecting any of the Acquired Assets.

7.6 COMPLIANCE WITH INSTRUMENTS. Seller is not in default under, or in breach of any material term or provision of any material contract, lease, agreement or other instrument to which Seller is a party or by which it or any of the Acquired Assets are bound. Except as set forth in Schedule 7.6 hereto, the execution, delivery and performance of this Agreement by Seller does not and will not conflict with or result in a breach of or a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any of the terms, conditions or provisions of any (as so defined) indenture, contract, agreement, license, lease or other instrument to which Seller is a party or by which Seller or any of the Acquired Assets may be bound including the Articles of Incorporation of Seller and the Bylaws of Seller (except for any such violation or default which has been waived in writing by the other party and except for any required consents to the assignment of any of Seller's contracts, leases or other agreements which are part of the Assumed Liabilities), nor will it violate any order, writ, injunction or decree applicable to Seller or the Acquired Assets. Required consents for the Assumed Liabilities are listed in the attached Schedule 7.6.1 and must be acquired by Seller prior to Closing.

7.7 BROKERS. Except as disclosed in Schedule 7.7, no person acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's, finder's or similar fee, in connection with the asset purchase contemplated in this Agreement.

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7.8    TITLE AND CONDITION OF ACQUIRED ASSETS.  Except as disclosed in this
Agreement or in an attached exhibit or schedule, Seller has now, and will have at the Closing and at the Effective Time, good, marketable and indefeasible title to all of the Acquired Assets, free and clear of all mortgages, liens, charges, claims, leases, restrictions and encumbrances whatsoever, except for:
a) liens for non-delinquent taxes and assessments, b) liens of landlords and other lessors arising under statute, and c) other liens, claims and encumbrances or charges that do not materially detract from the value of, or impair the use, occupancy or transfer of the Acquired Assets, and d) any required consents to the transfer thereof. There is no agreement of any kind whereby any Person or Persons have any right to acquire or obtain (by purchase, gift, merger, consolidation or otherwise) an interest in any of the Acquired Assets, except for contracts for the sale of products to customers made in the ordinary course of business.

       All of the Acquired Assets have been maintained in accordance with the normal maintenance and repair policies of Seller and, to Seller's Knowledge, are in a state of repair (ordinary wear and tear excepted) which is adequate for the normal use of such property in the Operations.

7.9 INVENTORIES. The Inventories covered by this Asset Purchase Agreement consist of items of a quality and condition useable or saleable in the ordinary course of the business of Seller. This Section is intended only for the purpose of Seller's warranties and representations, and in no way affects the valuation of the Inventory under Section 4.3 herein.

7.10 VEHICULAR EQUIPMENT. Schedule 7.10 contains a list of all vehicular equipment owned or leased by Seller. Such vehicular equipment is in roadworthy condition and is, and shall be on the Closing Date, capable of satisfying the inspection requirements and performance standards prescribed by all relevant state and federal highway laws and regulations for its particular type or class.

7.11 BANK ACCOUNTS. Schedule 7.11 hereto sets forth the name of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

7.12 INSURANCE POLICIES. Schedule 7.12 hereto lists and describes all policies of insurance held by Seller on the date hereof with respect to the business, operations or properties of Seller. The amounts of, and risks covered by, such insurance are consistent with the amounts and risks normally carried and insured against by Seller. All policies of insurance listed in Schedule
7.12 hereto are in full force and effect.

7.13 TAXES. All taxes, assessments and governmental charges which have been levied or assessed, or which have become due, with respect to or which may encumber the Acquired Assets, have been paid before delinquency. All real and personal property tax returns with respect to applicable Acquired Assets have been, or will be, timely filed, and are complete and accurate and there are no disputes over any such returns.

7.14   ENVIRONMENTAL MATTERS.  Except as set forth in Schedule 7.14 hereto:

       a. COMPLIANCE WITH LAWS. Seller and the Acquired Assets are in material compliance with the requirements of all Environmental Laws, including, without limitation, any and all requirements with respect to permits, licenses, and other authorizations required by any Environmental Law;

       b. CONTAMINATION. The Acquired Assets are not contaminated and, to Seller's Knowledge, there is no eminent threat of contamination of the Acquired Assets, by any Environmental Hazard;

       c. NO CLAIMS OR INVESTIGATIONS. No investigation or written claim has been made or, to Seller's Knowledge, threatened against the Operations or the Acquired Assets by any governmental agency or authority or any other Persons alleging a violation by Seller of, or a noncompliance of any Acquired Asset with, any Environmental Law;

       d. NO HAZARDS ON PROPERTY. Except for the use, manufacture, treatment, storage or disposal of Environmental Hazards in the ordinary course of the business of Seller AND in compliance with all Environmental Laws, no Environmental Hazard is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured or otherwise handled by Seller or otherwise come to be located on or under the Real Property or other property on or in which Seller has Operations.

       e. UNDERGROUND TANKS. Schedule 7.14 (e) sets forth the size, location, construction, date of installation, use and testing history of all underground storage tanks (whether or not excluded from regulation under any Environmental Law and whether or not currently in use) on the Real Property.

7.15 INTELLECTUAL PROPERTY. Schedule 7.15 sets forth all intellectual property owned by Seller. To the Knowledge of Seller, the present conduct of the business of Seller does not infringe upon any presently existing rights, patents, trademarks, copyrights or other trade rights of any Person.

7.16   EMPLOYEES AND LABOR RELATIONS MATTERS.   Seller warrants and represents
that at the business of Seller:

       a. Seller has complied in all material respects with all labor and employment laws, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes;

       b. there is no unfair labor practice charge, complaint, or other action against Seller pending or, to Seller's Knowledge threatened before the NLRB and Seller is not subject to any order to bargain by the NLRB;

       c. there is no labor strike, dispute, request for representation, slowdown or stoppage pending or to Seller's Knowledge, threatened against Seller;

       d. there are no grievances that might have a material adverse effect on the Acquired Assets or the business of Seller and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to Seller's Knowledge, no basis exists for any such grievance or arbitration proceeding;

       e. to the Knowledge of Seller, no employee of Seller is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or other agreement with Persons other than Seller relating to the present business activities of Seller.


7.17 EMPLOYEE BENEFIT PLANS. Schedule 7.17 hereto lists and describes all plans, programs, employment contracts or arrangements of Seller, including plans not maintained by Seller but to which it contributes or is obligated to contribute relating to bonus, incentive compensation, severance pay, profit sharing, retirement, pension, group insurance, disability, death benefits or other benefits, trust agreements or similar arrangements relating to any of Seller's past or present employees in effect on the date hereof or having a present or continuing effect on the Operations or the Acquired Assets, even if discontinued at an earlier date. As of the date of the Closing and except as stated in Schedule 7.17 hereto:

       a. the ERISA Plans comply in all material respects with the requirements of ERISA and the IRS tax code;

       b. the present value of all accrued benefits under any such plan, program, employment contract or arrangement does not, as of the date of this Agreement, exceed the value of the assets of such plan, program, trust or arrangement allocable to such accrued benefits and Seller has no unfunded liabilities with respect to any benefits owed under any of the ERISA Plans or other retirement or employee benefit plan, including without limitation, retirement benefits, deferred compensation or medical benefits for retired employees, other than employee-paid benefit contributions required by Part 6 of Title I of ERISA, and specifically has no unfunded liability with respect to the Norco Windows, Inc. Hourly Workers Pension Plan in the event of the termination of said plan;

       c. no liability has been incurred by any ERISA Plan under Title IV of ERISA;

       d. Seller shall have no liability under Title IV of ERISA to any of the ERISA Plans that are a multi-employer pension plan or the Norco Windows, Inc. Hourly Workers Pension Plan upon having a complete or partial withdrawal from such plan on the Closing Date;

       e. there are no pending or to Seller's Knowledge anticipated claims against or otherwise involving any of the ERISA Plans, or no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of ERISA Plan activities) have been brought against or with respect to any such ERISA Plan;

       f. all contributions, reserves, or premium payments, required to be made as of the date hereof to the ERISA Plans or any other retirement or employee benefit plan have been made or provided for;

       g. there are no immaterial liabilities with respect to the ERISA Plans or any other retirement or employee benefit plan that, when considered in the aggregate, would constitute a material liability to Seller;

       h. No ERISA Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 and Section 2003 (a) of ERISA) which could subject such ERISA Plan or any other plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any ERISA Plan, or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 or
Section 2003(a) of ERISA;

       i. Seller does not have any withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan or the Norco Windows, Inc. Hourly Workers Pension Plan nor would Seller be subject to any such withdrawal liability if it withdrew from any such plan or if its participation therein were otherwise terminated;

       j. All ERISA Plans and all other retirement or employee benefit plans of Seller have been modified or amended to comply with ERISA and the IRS Code as amended, and regulations promulgated thereunder, and there are currently no modifications or amendments required of such ERISA Plans or other retirement or employee benefit plans to continue their administration as heretofore administered and to retain their tax qualified status, and Seller has applied for and received favorable letters of determination from the Internal Revenue Service relative to each such plan and all amendments thereto; and

       k. All annual and other returns and reports required of any such ERISA Plans or all other retirement or employee benefit plans of Seller or any trust created pursuant to such plan, have been properly prepared and timely filed with the Internal Revenue Service and the Department of Labor.

7.18 SELLER'S CONTRACTS. Schedule 7.18 hereto describes each material loan agreement, mortgage, pledge agreement, lease, employment agreement, pension plan, guarantee, indemnity, contract or other agreement or instrument to which Seller is a party and by which it or any of the Acquired Assets are bound.

       For purposes hereof, a contract or agreement is material only if it calls for payments or otherwise creates obligations (contingently or otherwise) to or from Seller of an amount or with a value in excess of Twenty-Five Thousand Dollars ($25,000.00) during any 12-month period after the date hereof or in an aggregate amount or value of Fifty Thousand Dollars ($50,000.00) or more over the lifetime of such contract or agreement.

7.19 FINANCIAL STATEMENTS OF SELLER. Schedule 7.19 contains true and complete copies of Seller's: a) unaudited December 31, 1995 financial statements and b) unaudited balance sheet and income statement for the period ended April 30, 1996.

       The financial statements referred to in clauses a) and b) above present fairly the financial condition of Seller and the results of its operations for the corresponding periods specified above and were, in all material respects, prepared in accordance with generally accepted accounting principles applied on a consistent basis. The financial statements are true and correct in all material respects and do not contain any misstatement of a material fact, or omit to state any fact known to Seller required to make such financial statements not misleading.

       Except as disclosed on Schedule 7.19, and to the extent reflected or reserved against in said financial statements, Seller is not aware of any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities due or to become due, whether incurred or measured by Seller's income for any period prior to the Closing Date, or arising out of transactions entered into, or any state of facts existing prior thereto, other than potential warranty and product repair liabilities incurred in the ordinary course of business.

7.20 CONDUCT AND TRANSACTIONS SINCE DECEMBER 31, 1995. Since December 31, 1995 there has been no material adverse change in Seller's financial condition, assets, liabilities or business and (except as otherwise disclosed in Schedule
7.20 or provided in this Agreement) Seller has done the following:

       a. BUSINESS. Conducted its business only in the ordinary course and substantially in the manner in which such business was being conducted then;

       b. INDEBTEDNESS. Not created, incurred, assumed, guaranteed or otherwise become liable with respect to any indebtedness for borrowed money other than in the ordinary course of business;

       c. TRANSACTION. Not entered into any transactions whatsoever other than in the ordinary course of business;

       d. INSURANCE. Continued to be covered by liability, workers' compensation, casualty and other insurance of such types and in not less than such amounts as heretofore carried with respect to the Operations;

       e. DISPOSAL OF ASSETS. Not sold, leased, mortgaged, pledged or otherwise encumbered or disposed of any of its fixed assets or properties or agreed to do any of the foregoing, except in the ordinary course of business in arm's length transactions;

       f. WAIVERS. Not waived any material rights of Seller whether or not such were in the ordinary course of business or were consistent with past practice

       g. EXPENDITURES. Not made or committed to make any capital expenditures, capital additions or capital improvements aggregating more than $50,000.00;

       h. CONTRACTS. Not entered into, or terminated, any contract, agreement, commitment or understanding applicable to the Operations with a value, cost, or commitment in excess of $50,000.00 other than raw material purchases or sales to the Seller's customers made in the ordinary course of business.

       i. ACQUISITION OF ASSETS. Not purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any additional assets or properties, except for purchases of inventory items, equipment, materials, and supplies used in the ordinary course of business.

       j. EMPLOYEE COSTS. Not made any general increase in salaries, wages, bonuses or other forms of compensation payable or to become payable to any of its officers, directors or employees.

7.21 ASSET LISTING. Schedule 7.21 accurately lists all the fixed assets included in the Acquired Assets and shows the purchase price, date of purchase and accumulated depreciation on each item.

7.22 PRODUCT WARRANTIES. Schedule 7.22 contains all of the standard product warranties and service guarantee policies of Seller (the "Product Warranties") for all products sold by Seller and which were furnished to all customers by Seller in connection with the products, materials and services supplied by Seller to its customers up to the Closing. There are no material product or service guarantees, agreement of guarantees, indemnifications, assumptions or endorsements, quality guarantees, return policies, customer volume incentive programs, or rebate policies, or any other customer support committed by Seller to its customers; save and except the Product Warranties aforesaid.

       Schedule 7.22 also contains all architectural manuals, warranty books, installation instructions and labels used by the company for any of its products.

       Seller's consolidated service and warranty costs for the past three years preceding Closing have been as follows:

       1993          $1,718,000
       1994          $2,666,000
       1995          $2,536,000

       The warranty costs represent the total cost of satisfying warranty claims and performing all other aspects of customer service including service of a good will nature.

7.23 FULL DISCLOSURE. Except as reflected in the Disclosure Documents, to Seller's Knowledge there are no other matters or liabilities, contingent or otherwise, which materially adversely affect or has a substantial likelihood in the future of materially adversely affecting the Acquired Assets. To Seller's Knowledge, no representation or warranty by Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact known to Seller necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 8
                                BUYER'S COVENANTS


8.1 CONDUCT OF OPERATIONS UNTIL CLOSING. Except as expressly provided herein or as disclosed in Schedule 8.1 or as Seller may otherwise consent in writing, Buyer agrees that from the date of this Agreement to the Closing Date Buyer will act in a manner so that, as of the Closing Date, the representations and warranties described in Article 6 will be true for the period between the date of this Agreement and the Closing Date.

8.2 NOTICE OF EMERGENCY. Buyer shall notify Seller immediately of any event or occurrence or emergency material to Buyer's ability to comply with its obligations hereunder.

8.3 PERMITS, CONSENTS AND APPROVALS. Buyer will cooperate with Seller to obtain all permits, consents and approvals from any governmental or regulatory body or any other Person where required for the consummation of the Closing and the transactions contemplated hereby. Buyer shall render such assistance to Seller as may be necessary and reasonable to obtain any such consents, permits or approvals; provided, however, that such assistance shall not require Buyer to make the payment of monies or consent to material modification of the terms of any contract or agreement, or the assumption of any obligations or liabilities.

8.4 HART-SCOTT-RODINO FILING. Buyer shall, following the execution of this Agreement, promptly file its pre-merger notification required by the Hart-Scott-Rodino Improvements Act of 1976. The filing fee relating to Buyer's filing will be the responsibility of Buyer.



                                    ARTICLE 9
                               SELLER'S COVENANTS


9.1 TAXES AND COMPLIANCE OF LAWS. Seller shall promptly and properly file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by Seller prior to the Closing, and shall pay or make full and adequate provision for the payment of all taxes and governmental charges due from or payable by Seller. Seller shall use its best efforts to comply with all laws and regulations applicable to it and the Operations.

9.2 UCC REPORTS. At Seller's expense, Seller will provide to Buyer, on or before 15 days prior to the Closing, copies of a UCC search, covering all personal property which forms part of the Acquired Assets, and copies of all recorded instruments and documents referred to therein. Seller shall take all necessary actions to remove encumbrances with respect to any Acquired Assets prior to Closing.

9.3 ACCESS TO RECORDS AND PROPERTIES OF SELLER. Subject to the confidentiality covenant set forth in Section 10.8 hereof, Seller will give Buyer and its representatives full access during normal business hours to all premises, books and records of Seller and until the Closing Date will cause, the officers and employees of Seller to furnish to Buyer such financial and operating data and other information with respect to the business and properties of Seller as Buyer has requested or shall from time to time reasonably request; provided that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Seller.

9.4 CONDUCT OF OPERATIONS UNTIL CLOSING. Except as expressly provided herein or as disclosed in Schedule 9.4 or as Buyer may otherwise consent in writing, Seller agrees that from the date of this Agreement to the Closing Date Seller agrees to use its reasonable best efforts to conduct the Operations only in the ordinary course and substantially as heretofore operated and will act in a manner so that, as of the Closing Date, the representations and warranties described in Article 7 will be true for the period between the date of this Agreement and the Closing Date. Furthermore, Seller shall:

       a. use its reasonable best efforts to preserve intact the present business organization and goodwill of the Operations and its relationship with Persons having business dealings with Seller including, without limitation, suppliers, lenders, creditors, distributors, customers and others having business or financial relationships with Seller, and

       b. use its reasonable best efforts to keep available the services of the Key Management Employees on terms and conditions no less favorable to Seller than those on which the Key Management Employees are presently employed. This
Section 9.4 shall not give rise to any rights on behalf of Persons not parties to this Agreement.

9.5 RELATED PARTY TRANSACTIONS. Except as expressly provided herein or as Buyer may otherwise consent in writing, Seller will not engage in any transaction with any related parties other than in the ordinary course of business consistent with prior practice and upon terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person not affiliated with Seller.

9.6 NOTICE OF EMERGENCY. Seller shall notify Buyer immediately of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of Seller.

9.7 REAL PROPERTY LANDLORD STATEMENT. For all leases assumed under this Agreement Seller shall obtain a statement from the landlord involved outlining any items requiring maintenance, cleanup or repair under the terms of the lease or in the event the lease was terminated and Seller shall obtain releases from the landlords relieving Buyer and Seller of any liability for all such items which exist at the date of Closing.

9.8 SURVEYS. Seller shall, at its cost, provide current surveys of each parcel of the Real Property, showing all structures, roads, parking areas, easements and geographical features, such as waterways or drainage canals.

9.9 ASSET LISTING. At Closing, Seller shall provide Buyer with an updated version of Schedule 7.21, as of the Closing Date, listing all the fixed assets included in the Acquired Assets and showing the purchase price, date of purchase and accumulated depreciation on each item.

9.10 OTHER NEGOTIATIONS. From the date of this Agreement until the Closing, the Seller agrees to terminate any and all negotiations and discussions with other prospective purchasers of Seller's stock or assets and to reject any other offers which may be open or pending. During this period, no additional information shall be sent or provided to any prospective purchasers of Seller.

9.11 CONTINUOUS DISCLOSURE. Seller shall promptly advise Buyer, in writing, of any material adverse change coming to its attention of either in the business, financial condition or properties of Seller between December 31, 1995 and the Closing, whether arising from matters occurring in the usual course of business or otherwise, including, but not limited to, information (including copies of all documents and records relating thereto) concerning material changes in the customer base or customer contracts of Seller, or concerning all claims, actions, suits or proceedings instituted or threatened against Seller.

9.12 HART-SCOTT-RODINO FILING. Seller shall, following the execution of this Agreement, promptly file its pre-merger notification required by the Hart-Scott-Rodino Improvements Act of 1976.

9.13 DRUM DISPOSAL. Prior to Closing, Seller shall have disposed of approximately 125 55-gallon drums of paint and glue wash located at the Hawkins facility.



                                   ARTICLE 10
                                MUTUAL COVENANTS


10.1 TRANSFER TAXES AND FEES. Seller shall be responsible for any real estate excise tax and documentary stamp tax applicable to the transfer of the Acquired Assets, together with related fees for recording of any necessary conveyances.

       Buyer shall pay to Seller, and Seller shall timely remit to the applicable state any sales or use tax due on the sale of the Acquired Assets.

10.2 ESCROW AGREEMENT. Buyer, Seller, and the Escrow Agent shall sign and deliver the Escrow Agreement in the form attached hereto as Exhibit D.

10.3 NO INCONSISTENT ACTIONS. Buyer and Seller will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement, and each such Party will promptly do all acts and take all such measures as may be appropriate to comply, as soon as practicable, with the terms, conditions and provisions of this Agreement.

10.4 FURTHER COOPERATION. After the Closing, each Party, at the request of the other and without additional consideration, shall execute and deliver or cause to be executed and delivered from time to time such further instruments and shall take such further action as the requesting Party may reasonably require in order to carry out more effectively the intent and purpose of this Agreement.

10.5 PUBLIC ANNOUNCEMENTS. No Party shall make, nor permit any of its affiliates or representatives to make, any news release or other public disclosure pertaining to this Agreement or the transactions contemplated hereby without the prior approval of the other Party or Parties as to both form and content, which approval shall not be unreasonably withheld.

10.6 CONFIDENTIALITY COVENANTS. Prior to the Effective Time, if this Agreement is terminated, each Party hereto will, and will cause its employees, agents, accountants, legal counsel and other representatives to, hold in strict confidence all Confidential Information except as reasonably required by law or by this Agreement. Furthermore, each Party will return to the other all Confidential Information documents, work papers and other materials and copies thereof.

                                   ARTICLE 11
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE


11. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to transfer, assign, and deliver the Acquired Assets to Buyer pursuant to this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions at and as of the Closing:

11.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of Buyer contained in Article 6 hereof shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except as affected by the transactions contemplated by this Agreement.

11.2 PERFORMANCE OF OBLIGATIONS BY BUYER. Buyer shall have performed and complied with in all material respects all agreements and conditions required to be performed or complied with by Buyer under this Agreement, including the covenants in Articles 8 and 10, prior to or at the Closing.

11.3 COMPLIANCE CERTIFICATE. Buyer shall have delivered to Seller a certificate, dated the Closing Date, of a duly authorized officer of Buyer certifying that the conditions specified in Sections 11.1 and 11.2 hereof have been satisfied in all material respects .

11.4 PURCHASE PRICE. Seller shall have received, the Purchase Price as described in Section 4.1 herein.

11.5 CONSENTS AND NOTICES. Buyer shall have obtained or effected all consents, approvals, waivers, notices and filings required in connection with the execution and delivery by Buyer of this Agreement or consummation by Buyer of the transactions contemplated thereby, and any notice or waiting period relating thereto shall have expired with all requirements lawfully imposed having been satisfied in all material respects.

11.6 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued, and be in effect, by any court restraining or prohibiting the Closing and no action, suit or proceeding shall have been commenced, and be pending, by any governmental or regulatory body seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement.

11.7 ASSIGNMENT AND ASSUMPTION. Seller and Buyer shall execute an Assignment and Assumption Agreement transferring all Contracts substantially in the form of Exhibit A;

11.8 CONSENTS AND APPROVALS. As soon as possible following the execution of this Agreement, Seller and Buyer shall each have used reasonable efforts to obtain the consent or approval of each Person whose consent or approval shall be required in order to permit the purchase and sale of the Acquired Assets as contemplated herein. Buyer will have used reasonable efforts, in good faith, to satisfy or cause to be satisfied each of the conditions to Closing set forth in
Article 11 hereof.

11.9 TRANSPORTATION AGREEMENT. Within 5 business days of the date of this Agreement, Buyer shall have entered a transportation agreement with Bill Rands Trucking Company and Seller shall have obtained a release from its transportation agreement with Bill Rands Trucking Company. Satisfaction of this subsection shall be a condition to both Seller's and Buyer's obligations to close.

                                   ARTICLE 12
                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

12. CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to purchase the Acquired Assets from Seller pursuant hereto is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions at and as of the Closing:

12.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of Seller contained in Article 7 hereof shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except as affected by the transactions contemplated by this Agreement.

12.2 PERFORMANCE OF OBLIGATIONS BY SELLER. Seller shall have performed and complied in all material respects with all agreements and conditions required to be performed or complied with by Seller under this Agreement, including the Covenants in Articles 9 and 10, prior to or at the Closing.

12.3 DELIVERY OF AGREEMENTS. Seller shall have executed and delivered to Buyer all agreements and documents required under this agreement including, but not limited to: a duly executed Bill of Sale; Assignment and Assumption Agreement; specific assignments of intellectual property included in the Acquired Assets; certified copy of resolutions of the Board of Directors of Seller authorizing it to enter into and perform this Agreement; Seller's Noncompetition Agreement and Opinion of Seller's Counsel.

12.4 COMPLIANCE CERTIFICATE. Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in
Section 12.1 and 12.2 hereof have been satisfied.

12.5 MISCELLANEOUS DOCUMENTS. Buyer shall have received all documents Buyer may reasonably request relating to the existence of Seller and Seller's authority to execute, deliver and perform this Agreement, including without limitation, a list of Seller's officers and directors.

12.6 CONSENTS AND NOTICES. The applicable waiting period under the HSR Act with respect to this asset purchase will have expired or been terminated by appropriate governmental authorities. Seller shall have obtained or effected all other consents, approvals, waivers, notices and filings required in order to permit the purchase and sale of the assets as contemplated herein, and any notice or waiting period relating thereto shall have expired with all requirements lawfully imposed having been satisfied in all material respects.

12.7 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued, and be in effect, by any court restraining or prohibiting the Closing and no action, suit or proceeding shall have been commenced, and be pending, by any governmental or regulatory body seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement.

12.8 KEY MANAGEMENT EMPLOYEE AGREEMENTS. Buyer shall not be obligated to close the Asset Purchase contemplated in this Agreement unless it shall have reached agreement by the Closing Date, in form and substance satisfactory to Buyer for Buyer's employment of the Key Management Employees after the Effective Time.

12.9 SELLER'S COVENANT NOT TO COMPETE. In consideration of the covenants and conditions contained herein, Seller shall have executed a covenant not to compete in the form of the attached Exhibit E.

12.10 INTELLECTUAL PROPERTY ASSIGNMENTS. Seller shall have executed specific assignments in form reasonably satisfactory to Buyer of Seller's interest in the trademarks, trade names, patents, licenses, copyrights and other intellectual property included in the Acquired Assets.

12.11 TITLE INSURANCE. At Seller's expense, Seller shall have provided Buyer with an ALTA policy of title insurance with extended coverage from First American Title Company for each parcel of Real Property purchased as one of the Acquired Assets. The policies shall be in the following amounts and insure all but immaterial exceptions:


       Property Location                   Insured Amount
       -----------------                   --------------

       a.     Twin Falls, Idaho              $3,000,000

       b.     Hawkins, Wisconsin             $6,000,000

       c.     Marenisco, Michigan            $1,000,000

       It is understood that if First American Title Company is unable to deliver a policy of title insurance satisfactory to Buyer, Seller shall have the opportunity to arrange for the delivery of a substitute title policy that is satisfactory to Buyer from another title insurance company.

12.12 REAL ESTATE PURCHASE TERMS. Seller shall have complied with the Real Estate Purchase Terms appended as Exhibit C, attached hereto and by this reference made a part hereof.

12.13 BILL OF SALE. Seller shall have executed a Bill of Sale transferring to Buyer all of the Acquired Assets, except the Contracts, free of all liens and encumbrances substantially in the form of Exhibit B.

12.14 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion, dated the Closing Date, of counsel to Seller, substantially in the form of Exhibit F.

12.15 ASSIGNMENT AND ASSUMPTION. Seller and Buyer shall have executed an Assignment and Assumption Agreement transferring all Contracts substantially in the form of Exhibit A;

12.16 CONSENTS AND APPROVALS. As soon as possible following the execution of this Agreement, Seller and Buyer shall each have used reasonable efforts to obtain the consent or approval of each Person whose consent or approval shall be required in order to permit the purchase and sale of the Acquired Assets as contemplated herein. Seller will have used reasonable efforts, in good faith, to satisfy or cause to be satisfied each of the conditions to Closing set forth in Article 12 hereof.



                                   ARTICLE 13
                           LIMITATIONS ON LIABILITIES


13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement by Seller and by Buyer and in any certificates delivered by Seller hereunder shall survive for a period of three (3) years after the Closing, after which time no claims shall be made by Buyer against Seller which are based solely on a breach of such representations and warranties. Notwithstanding the foregoing, the language in this Section 3.1 and its three year time limit described herein shall not apply to or in any way affect any of the indemnification provisions described in Sections 14.2, 14.3, 14.4, 14.5 or 14.6.

13.2 INSURED CLAIMS. A Party shall have no liability for any claim which is wholly covered by insurance maintained by or for the benefit of such Party (including, in the case of Buyer, any such insurance coverage applicable to the Acquired Assets) which was in effect on the Closing Date, provided Buyer actually receives the benefit of any such coverage.


                                   ARTICLE 14
                                 INDEMNIFICATION


14. SELLER'S INDEMNIFICATION. Subject to the limitations in Article 13 and in this Section, Seller agrees to defend, indemnify and hold harmless Buyer against and in respect of any and all liabilities, losses, damages, deficiencies, actions, suits, proceedings and demands resulting from or relating to any of the following:

14.1 BREACH OF REPRESENTATION, WARRANTY, OR COVENANT. Any breach or nonfulfillment of any representation, warranty or covenant contained in this Agreement, the attached exhibits, schedules, or any other certificates or documents furnished or to be furnished by Seller including, but not limited to, those representations, warranties and covenants specified in Articles 7, 9, 10 and 15.

       Buyer shall not be precluded or limited from receiving indemnification from Seller under Sections 14.2, 14.3, 14.4, 14.5, or 14.6 for the reason that Seller did not breach a representation or warranty with respect to such claim.

14.2 PRODUCT CLAIMS. All claims arising from or related to products produced, purchased, sold or distributed by Seller prior to the Effective Time ("Product Claims"). Product Claims which result in lawsuits shall be governed by the terms in this Article 14, especially Section 14.10. Product Claims which do not initially involve a lawsuit shall be governed by the specific procedures for tracking and indemnification for claims listed in Schedule 14.2.

14.3 ENVIRONMENTAL CLAIMS. The use, treatment, storage or disposal of any Environmental Hazard; the non-compliance by Seller with any Environmental Law; or any other environmental claim pertaining to Seller's ownership or use of the Acquired Assets or the business of Seller prior to the Closing ("Environmental Claims"). Specific procedures for tracking and indemnification for claims under this Section 14.3 are listed in Schedule 14.3.

       Notwithstanding any other terms in this Agreement, except for the costs and liabilities relating to the known pentachlorophenol spill at Hawkins, Wisconsin, Seller shall not be required to reimburse Buyer for the first $15,000 of Environmental Claims at each of the following sites of the Operations: Twin Falls, Idaho; Hawkins, Wisconsin; and Marenisco Michigan. Seller shall be responsible for all the costs and liabilities relating to the known pentachlorophenol spill at Hawkins, Wisconsin.

14.4 EMPLOYMENT AND LABOR LIABILITIES. All payments for wages, benefits or other obligations due to Seller's employees under any applicable law or any breach of the covenants in Article 15.

14.5 BULK SALES ACT. Any compliance required under the Bulk Sales Act and any liabilities resulting from noncompliance; however, Seller and Buyer believe that compliance with the bulk sales provision of the Uniform Commercial Code or any other applicable state statute relating to bulk transfers is not necessary.

14.6 OTHER LIABILITIES. All other liabilities of Seller, relating to the Acquired Assets or the business of Seller, of any nature, whether accrued, absolute, contingent or otherwise, existing on or arising out of Seller's conduct prior to the Effective Time.


14.7 FULL INDEMNITY. Seller's agreement to indemnify Buyer under Article 14 and its subsections shall include in each case penalties, costs or expenses, including, without limitation, reasonable attorneys' fees and interest.

14.8 BUYER'S INDEMNIFICATION. Buyer agrees to defend, indemnify and hold harmless Seller against and in respect of any and all liabilities, losses, damages, deficiencies, actions, suits proceedings and demands resulting from or relating to any claims by any inaccuracy in, or breach of, or nonfulfillment of, any representation, warranty or covenant of Buyer under this Agreement which survives Closing.

14.9 GENERAL INDEMNIFICATION PROCEDURE. If a party ("Indemnified Party") determines that it is entitled to indemnification under this Article 14, such Indemnified Party shall notify the other party ("Indemnifying Party") in writing of its right to indemnification (the "Indemnity Claim"). Any notice pursuant to this Section 14.9 shall set forth the relevant information respecting the

Indemnity Claim. If the Indemnity Claim arises prior to the final Escrow Release Date, Buyer shall be entitled to submit an Escrow Claim Notice of such Indemnity Claim to the Escrow Agent in accordance with and subject to Section
4.5 and the Escrowed Funds shall be paid in accordance with Section 4.5.

       If no amount is paid by the Escrow Agent, or if the amount paid by the Escrow Agent to Buyer is less than the total amount required by the Escrow Claim procedure, Seller shall pay such excess amount forthwith to Buyer.

       If the entitlement arises after the Escrow Release Date Seller shall pay the amount of the Indemnity Claim forthwith to Buyer.

       Furthermore, Buyer shall have a general claim against Seller in respect of any Indemnity Claim not compensated for out of the Escrowed Funds and shall have any other remedy at any time available against Seller as provided by applicable law, including interest on amounts due.


14.10 CONTESTING LAWSUITS. Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention so to contest shall be delivered by Indemnifying Party to Indemnified Party within 20 days from the date of receipt by Indemnifying Party of notice from the Indemnified Party of the assertion of the Indemnity Claim.

       a. ATTORNEYS. Any such contest may be conducted in the name and on behalf of Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by attorneys employed by Indemnifying Party, but Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense.

              So long as Indemnifying Party is conducting the defense of a Indemnity Claim in accordance with this Article 14, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Indemnity Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

       b. INDEMNIFIED PARTY CONTEST. If after notice as provided for herein, Indemnifying Party does not elect to contest or defend any Indemnity Claim as provided in this Section 14.10, Indemnifying Party shall be bound by the result obtained with respect thereto by Indemnified Party and the Indemnified Party may (but shall have no obligation to) contest any such Indemnity Claim. At any time after the commencement of defense of any Indemnity Claim, Indemnifying Party may request Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by Indemnifying Party of the asserted Indemnity Claim, whereupon such action shall be taken unless Indemnified Party so determines that the contest should be continued, and so notifies Indemnifying Party in writing within 15 days of such request from Indemnifying Party.

              In the event that Indemnified Party determines that the contest should be continued, Indemnifying Party shall be liable hereunder only to the extent of the lesser of i) the amount which the other party to the contested Indemnity Claim had agreed to accept in full and complete payment or compromise as of the time Indemnifying Party made its request therefor to Indemnified Party or ii) such amount for which Indemnifying Party may be liable with respect to such Indemnity Claim by reason of the provisions hereof.

              If requested by Indemnifying Party, Indemnified Party shall cooperate with Indemnifying Party and its counsel in contesting any Indemnity Claim which Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Indemnity Claim, or any cross-complaint against any Person, but Indemnifying Party will reimburse Indemnified Party for any expenses incurred by it in so cooperating.


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

       c. COOPERATION. Indemnified Party agrees to afford Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Indemnity Claim against Indemnified Party or conferences with representatives of or counsel for such Persons.


14.11 PAYMENT OF INDEMNITY CLAIMS. Indemnifying Party shall pay to Indemnified Party, upon demand, the amount of any damages to which Indemnified Party may become entitled by reason of the provisions of this Article 14, together with interest at the rate of eight percent (8%) per annum on any amounts due to or actually expended by the Indemnified Party from the date said amounts become due or were expended until payment in full is made. Such payment to be made in cash or other immediately available funds at the address of Indemnified Party specified in this Agreement.

14.12 TERMS. For purposes of Article 14, the term "Indemnifying Party" as to a particular Indemnity Claim shall mean the Party having an obligation to indemnify the other Party or Parties with respect to such Indemnity Claim pursuant to this Article 14. The term "Indemnified Party" as to a particular Indemnity Claim shall mean the Party or Parties having the right to be indemnified with respect to such Indemnity Claim by the other Party or Parties pursuant to Article 14.

14.13 SURETYSHIP. Surety hereby agrees to act as a surety for all of Seller's obligations under this Agreement (which includes all exhibits and schedules appended hereto). Should Seller breach this agreement in any way, Buyer may pursue Surety immediately, without first pursuing Seller for satisfaction of such breach.



                                   ARTICLE 15
                               EMPLOYEE MATTERS


15.1 TERMINATIONS. Seller shall terminate all employees of Seller prior to or on the Closing Date and Seller shall be responsible for payment of all wages, vested vacation and any other obligation under applicable law, Seller's employment policies or procedures, or under its collective bargaining agreement.


15.2 NO HIRING OBLIGATIONS. Buyer shall have no obligation under this Agreement to interview, offer employment to, or to employ, any salaried or hourly employee of Seller, but shall be entitled to do so in its sole business judgment and discretion.

15.3 UNION. This Agreement shall not be construed to obligate Buyer to assume, continue, or renew any employee union contract or collective bargaining agreement, if any, which is currently in effect at the business of Seller or to which Seller is a party.

15.4 BENEFITS. Buyer is not assuming the assets or liabilities of any pension, profit sharing, bonus, welfare, insurance or other benefit plan maintained at any time by Seller for the benefit of its employees. Buyer shall not be deemed a successor employer for the purposes of any such plan.

15.5 FORMER SELLER EMPLOYEES HIRED BY BUYER. Any former employees of Seller who are employed by Seller up to the Closing Date and who are hired by Buyer, shall be treated as follows.

       a. For Seller's former employees, Buyer shall also offer to waive any exclusions in its health benefit plan for preexisting conditions and the 3 month waiting period usually required to qualify for coverage.

       b. Buyer shall also offer to allow such employees to use the date they were hired by Seller for the purpose of calculating the amount of vacation time they will receive under Buyer's plan.

       c. Finally, Buyer shall offer such employees discounted deductibles for the balance of the calendar year 1996 for its health care plan, which are less than half of the yearly deductible amounts.


       Notwithstanding the foregoing, nothing in this Agreement shall entitle any future employees of Buyer to any rights under this Agreement.

15.6 FORMER SELLER EMPLOYEES NOT HIRED BY BUYER. Any former employees of Seller who are employed by Seller up to the Closing Date and who are not hired by Buyer within 30 days after the Closing Date, shall receive from Seller severance pay as if the employee had continued to work for Seller for up to an additional eight weeks after the Closing Date. Such severance pay shall be based on each employee's rate of pay and benefits as were in place at the time the employee was terminated by Seller. Seller's expenditures on severance pay to employees who would not otherwise receive severance shall, in total, be no lower than $300,000.

       Notwithstanding the foregoing, nothing in this Agreement shall entitle any future employees of Buyer to any rights under this Agreement.

       Any liability relating to the Workers Adjustment and Reemployment Notification Act arising out of the termination of or failure of Buyer to hire any employees of Seller shall be the sole responsibility of Seller; except to the extent such liability exceeds $200,000, in which case, Buyer shall be responsible for one half of the amount exceeding $200,000.



                                   ARTICLE 16
                                   TERMINATION


16.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

       a.     By written mutual consent of Seller and Buyer,

       b.     By Buyer upon the giving of written notice to Seller, if

              i.     the Closing has not occurred on or before August 1, 1996;

              ii. Seller has breached this Agreement, or any representation or warranty made by Seller is untrue or if any covenant or condition contained in this Agreement has not been met by Seller as of the Closing Date (unless any of the above have been caused by Buyer's actions or inactions), provided Seller shall have a reasonable opportunity to cure any such default or untruth; or

              iii. Buyer finds any fact or matter which, to the extent not committed or caused by Buyer, has a material adverse effect on the Acquired Assets or the condition of the Operations taken as a whole; or

       c. By Seller upon the giving of written notice to Buyer, if Buyer has breached this Agreement, any representation or warranty made by Buyer is untrue, or if any covenant or conditions contained in this Agreement has not been met by Buyer as of the Closing Date, provided Buyer shall have a reasonable opportunity to cure any such default or untruth (unless such condition has not been met due to Seller's actions or inactions).


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

16.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to this Article, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

16.3 INACCURACY OF REPRESENTATIONS AND WARRANTIES PRIOR TO CLOSING. Prior to Closing, termination of this Agreement shall be the exclusive remedy of any Party in the event of any inaccuracy of any representation or warranty of any other Party.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

17.1 EXPENSES. Each Party will be responsible for its own attorneys, accounting and other professional fees incurred in connection with the asset purchase contemplated in this Agreement.

17.2 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17.3 AMENDMENTS AND WAIVERS. Any term or provision of this Agreement may be waived without affecting any of the rights, conditions, or limitations relating to the other terms and conditions of this Agreement at any time by an instrument in writing signed by the Party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time by an instrument in writing signed by all Parties hereto.

17.4 ASSIGNMENT AND BINDING EFFECT. The Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties hereto and their respective successors and assigns. Neither this Agreement nor any obligation hereunder shall be assigned or assignable by Seller without the prior written consent of the other Parties hereto. At Buyer's option, Buyer may elect to acquire the Seller's assets through a subsidiary or affiliated corporation.

17.5 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served if in writing and if given by any of the following methods: i) delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

       To Buyer:                             To Seller:

       JELD-WEN, inc.                        Attn: Jody B. Olson
       Attn:  Doug Kintzinger                c/o TJ International, Inc.
       3250 Lakeport Blvd.                   200 E. Mallard Drive
       Klamath Falls, Oregon  97601          Boise, Idaho 83706

       ii) sent to the above address via an established national overnight delivery service, charges prepaid, or iii) sent via any electronic communications method, provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment of the officer at the address listed above; provided also that, if this method is used, the party shall immediately follow such notice with a second notice in one of the methods set forth in clauses i) or ii) above.

       Notices shall be effective on the third day after posting if sent by mail, on the next day after posting if sent by express courier, and on the day of dispatch if manually delivered within regular business hours or if transmitted within regular business hours by electronic communication methods.

       Any Party may hereinafter from time to time designate in writing, delivered in a like manner, other addresses to which notice must or may be sent hereunder.


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

17.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto with respect to the transactions contemplated hereby and supersedes and is in full substitution for any and all prior agreements and understandings between any of said Parties relating to such transactions.

17.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON.

17.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17.9 ATTORNEY'S FEES. In the event legal action is taken to enforce this Agreement or any provision thereof, or as a result of any breach of warranty or representation or other default of either Party, the prevailing Party in such action shall be entitled to receive its reasonable attorney's fees, in addition to all other costs or charges allowed, which shall be fixed by the court or courts in which the suit or action, including any appeal thereon, is tried, heard or decided.

17.10 ARBITRATION. All disputes, claims, counterclaims and defenses based on or arising from any Product Claims or Environmental Claims, as defined in section 14.2 and 14.3, respectively, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All such Product and Environmental Claims will be subject to any statutes of limitation applicable which would be applicable if such Claims were litigated. All arbitration hearings will be conducted in Seattle, Washington for claims arising out of the Twin Falls operation and Minneapolis, Minnesota for all other claims, by the American Arbitration Association. In addition to all other powers, the arbitrator shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction. The cost of arbitration shall be borne equally by the Parties.

17.11 CHANGE OF CONTROL. In the event the shares of either Party to this Agreement shall be purchased or otherwise become controlled in an amount greater than 50% by an entity or person other than those who currently control each Party, the other Party may, at its option, terminate its obligations under this Agreement, except those relating to confidentiality.

       The Parties whose signatures appear below agree to be bound by all of the terms herein as of the last date entered below.


BUYER:                                  SELLER:

JELD-WEN, inc.                          Norco Windows, Inc.

By:    /s/ Douglas P. Kintzinger        By:  /s/Jody B. Olson
       Its Secretary                         Its Chairman

Date:  July 1, 1996                     Date: July 1, 1996
       --------------------------             --------------------------

SURETY:

T J International, Inc.

By:    /s/ Jody B. Olson

Its:   VP of Corporate Development

Date:  July 1, 1996
       ---------------------------


                                     Page 27